SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of Earliest Event Reported) May 15, 2000

   The First National Bank of Atlanta as Transferor and Servicer on behalf of
                     Partners First Credit Card Master Trust
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     Partners First Credit Card Master Trust
--------------------------------------------------------------------------------
                     (ISSUER WITH RESPECT TO THE SECURITIES)

                                    Delaware
--------------------------------------------------------------------------------
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)


         33-95714 and 333-29495-01                      22-2716130
         -------------------------          -----------------------------------
         (COMMISSION FILE NUMBERS)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                 (302) 323-2359
--------------------------------------------------------------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5.    OTHER EVENTS.

On May 11, 2000, a copy of the applicable Monthly Report, as defined in the Amended and Restated Pooling and Servicing Agreement dated as of January 31, 2000 (the "Agreement") between The First National Bank of Atlanta d/b/a Wachovia Bank Card Services (the "Bank" or "Wachovia"), as transferor and servicer, and The Bank of New York, as trustee (the "Trustee"), for the month ended April 30, 2000, was distributed to the Trustee of the Partners First Credit Card Master Trust for Series 1998-2 and 1998-3 in accordance with the Agreement. Copies of these Monthly Reports are being filed as Exhibit 20 to this Current Report on Form 8-K.

Excess spread for the Partners First Credit Card Master Trust ("PFCCMT" or the "Trust") was negative 1.32% for April 2000. Lower yield and higher net credit losses, relative to the previous month, are responsible for the decline in excess spread. Although excess spread was negative in April 2000, the 3-month average excess spread for the Trust was 2.09% for the 3-month period ending April 30th. The decline in excess spread in April is related to the coincidence of a number of factors.

Portfolio yield for PFCCMT decreased in April due to several factors. April contained two less collections reporting days than the March monthly period. In addition, as a result of a one-time problem relating to the transition of payment processing for the Partners First portfolio from an outside vendor to Wachovia, there was one additional day on which collections were not posted. Based on Wachovia's experience with its core portfolio, Management believes there is a historical trend of reduced payments in the month of April as compared to the month of March. Also, Portfolio yield in PFCCMT in March is normally higher as a result of seasonally higher collections of annual membership fees.

Gross losses for PFCCMT increased by 15.3% in April from March primarily due to a seasonal spike in bankruptcies and an increase in contractual charge-offs from newer vintage receivables, which contributed to the net charge-off figure increasing to 9.30% in April from 7.21% in March. Increased bankruptcies represented approximately 70% of this increase with contractual charge-offs representing the remaining 30% of this increase. Management believes that upward pressures will continue on both bankruptcies and contractual charge-offs through the summer.

Wachovia acquired and assumed management of the Partners First credit card portfolio in February 2000. In March, the Bank changed the contractual charge-off policy from 210 days delinquent to 180 days delinquent to conform to the FFIEC's Uniform Retail Credit Classification and Account Management Policy (the "Policy"). The Trust will be in compliance with the Policy by its effective date, December 31, 2000.

Shortfalls in cash flow for April resulted in a mark-to-market adjustment of approximately $576 thousand for the Class D security of Series 1998-2 and $576 thousand for the Class D security of Series 1998-3. The Bank is the holder of each Class D security. The outstanding amounts of the Class A securities, Class B securities and

Collateral Invested Amounts for Series 1998-2 and Series 1998-3 were unaffected by this adjustment.

 The Bank plans to add approximately $500 million of receivables arising from accounts originated by Wachovia. This addition will help the Trust maintain an aggregate principal balance of receivables in excess of the Required Minimum Principal Balance. The accounts will be randomly selected from the Bank's on balance sheet credit card portfolio. PFCCMT will report the activity for the accounts originated by Wachovia on a billed basis rather than a cash basis. This is consistent with how activity is reported in the Wachovia Credit Card Master Trust. The addition of accounts is subject to rating agency confirmation of the outstanding ratings of the series issued by PFCCMT.

The forward-looking statements contained in this release are subject to risks and uncertainties. The actual performance results for PFCCMT may differ materially from those set forth in such forward-looking statements. Reference is made to the Registration Statement under the Securities Act of 1933 filed with the Securities and Exchange Commission on behalf of PFCCMT and the periodic reports filed with the Commission for a discussion of factors that may cause such difference to occur.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibits.


EXHIBIT NO.    DOCUMENT DESCRIPTION

20       Monthly Servicer's Certificate.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                   THE FIRST NATIONAL BANK OF ATLANTA
                                             (REGISTRANT)



Dates:  May 15, 2000               By:     Donald K. Truslow
                                           Title:   Comptroller



                                   PARTNERS FIRST CREDIT CARD MASTER TRUST
                                              (CO-REGISTRANT)



  Dates: May 15, 2000              By:     THE FIRST NATIONAL BANK OF ATLANTA
                                  (Transferor and Servicer of the Co-Registrant)



                                   By:      Donald K. Truslow
                                   Title:   Comptroller

INDEX TO EXHIBITS

EXHIBIT NO.       Document Description

20                Monthly Servicer's Certificate.